Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Seth Moskowitz (336) 741-7698	RAI 2009-03
RAI reports solid full-year results
Full-year 2008 reported EPS up 3.2%; adjusted EPS up 5.0%
WINSTON-SALEM, N.C. — Feb. 11, 2009

At a Glance
•	Full-year 2008 reported EPS up 3.2 percent at $4.57; adjusted EPS up 5.0 percent at $4.80

•	2008 4Q reported EPS down 11.9 percent at $0.89; adjusted EPS up 10.4 percent at $1.27
•	4Q reported EPS includes non-cash trademark impairment charges of $145 million and an investment impairment of $33 million
•	2008 highlights:
•	R.J. Reynolds, Conwood increase adjusted operating margins
•	Camel, Grizzly expand successful new styles
•	R.J. Reynolds’ growth brands continue share gains

•	Conwood delivers double-digit volume growth

•	RAI sharpens focus on innovation

•	RAI credit raised to investment grade
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted fourth-quarter and full-year results.
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Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter reported EPS of $0.89, down 11.9 percent from the prior-year period, driven by non-cash, pre-tax trademark impairment charges of $145 million and a long-term investment impairment of $33 million. Adjusted fourth-quarter earnings of $1.27 per share rose 10.4 percent. Full-year 2008 earnings were up on both a reported and adjusted basis. Reported EPS of $4.57 was 3.2 percent higher than the prior year. RAI’s adjusted earnings of $4.80 per share in 2008 were up 5.0 percent as lower cigarette volume and higher settlement expense were more than offset by higher cigarette and moist-snuff pricing, increased productivity at R.J. Reynolds and double-digit moist-snuff volume growth at Conwood.

Fourth Quarter and Full Year 2008 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Full Year
	Ending Dec. 31			Ending Dec. 31
			%			%
	2008	2007	Change	2008	2007	Change

Net sales	$2,177	$2,230	(2.4)%	$8,845	$9,023	(2.0)%

Operating income
Reported (GAAP)	$510	$517	(1.4)%	$2,052	$2,288	(10.3)%
Adjusted (Non-GAAP)	654	582	12.4%	2,460	2,353	4.5%

Net income
Reported (GAAP)	$258	$297	(13.1)%	$1,338	$1,308	2.3%
Adjusted (Non-GAAP)	370	338	9.5%	1,406	1,348	4.3%

Net income per diluted share
Reported (GAAP)	$0.89	$1.01	(11.9)%	$4.57	$4.43	3.2%
Adjusted (Non-GAAP)	1.27	1.15	10.4%	4.80	4.57	5.0%
MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American produced solid results in 2008,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer. “RAI successfully navigated through rapidly changing conditions, both in the economy and competitive environment, and the company’s performance testifies to the strength of its business model and growth strategy.”
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Ivey said that R.J. Reynolds’ business model drove adjusted earnings and margin improvements despite larger than usual declines in cigarette volume. “They’re also making great progress with innovations like Camel Crush, Camel Snus and their new, dissolvable products,” she said.
“Conwood again produced record results and further enhanced its position as the growth leader in the smokeless-tobacco category,” Ivey said.
“Our Santa Fe subsidiary continues to build strength on its Natural American Spirit brand, which delivered double-digit volume growth both domestically and internationally in 2008.”
Ivey said that RAI’s addition of a dedicated growth and innovations organization this year will further sharpen the focus of all its operating companies on new products that drive profitable growth. She noted that R.J. Reynolds’ progress in developing modern smoke-free tobacco innovations will enhance performance over time.
Also in 2008, RAI:
•	Bought $207 million of RAI shares under its repurchase program;

•	Received credit rating upgrades from Standard and Poor’s, and Moody’s, bringing RAI up to “investment grade”; and

•	Was awarded membership in the 2008-2009 Dow Jones Sustainability North America Index.
“2009 will undoubtedly be another challenging year for our companies,” Ivey said. “However, we have demonstrated that we are resilient and have the strategies and resources to succeed. RAI’s initiatives to diversify our revenue stream, innovate and improve the efficiency of our overall business are bearing fruit and will serve us well for the long term.”
R.J. Reynolds
“R.J. Reynolds produced solid results for the year, despite an especially tough first quarter,” said Daniel M. Delen, chairman, president and chief executive officer of R.J. Reynolds. “Our results demonstrate the power of our business model and its focus on strengthening our core cigarette business while developing innovations that satisfy changing consumer preferences.”
Excluding restructuring and non-cash trademark impairment charges, R.J. Reynolds’ full-year adjusted operating income rose 2.0 percent to $2.0 billion. Fourth-quarter adjusted operating income increased 7.8 percent to $528 million compared with the prior-year period. Among the benefits in the fourth quarter was a reduction of about $35 million in the company’s tobacco settlement accruals. This reduction was driven by a sharp decline in the Consumer Price Index (CPI), which is a factor in determining settlement costs.
Delen said that the company’s focus on continuous productivity improvement again paid off — contributing to a 1.4 percentage point gain in the full-year adjusted operating margin to 26.2 percent.
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R.J. Reynolds’ full-year cigarette volume was down 8.4 percent from the prior year compared with an industry decline of 3.3 percent. Delen said that several factors contributed to the company’s unusually high decline. These included intensified competitive activity in the first half and the company’s discontinuation of some cigarette styles in 2008 as part of its efforts to reduce complexity and improve efficiency.
“We selectively reduced the number of products we sell by discontinuing a number of low-margin and non-core brands and brand styles,” Delen said. “It’s in our long-term interest to reduce operational complexities and maximize the presence of key brands at retail.”
Delen said that R.J. Reynolds’ solid financial performance was the result of the company’s focus on delivering profitable growth. “To this end, in 2008 we further refined our brand portfolio strategy, restructured the organization to increase emphasis on innovation and improved efficiency,” he said.
Refinements to the portfolio strategy included reclassifying Kool to a “support brand” and shifting focus to Camel’s menthol styles as R.J. Reynolds’ key driver in the growing menthol category.
Compared with the prior year, R.J. Reynolds’ total share of market declined 1.0 share points to 28.1 percent, as gains on growth brands partly offset declines on support and non-support brands. All three brand categories continued to perform in line with R.J. Reynolds’ strategy of balancing volume and profits.
The company’s two growth brands, Camel and Pall Mall, had a combined full-year share of 10.7 percent, up 0.8 percentage points from the prior year. “Camel’s share was up three-tenths of a point at 8.0 percent and Pall Mall gained half a share point, rising to a full-year share of 2.6 percent,” Delen said.
Driving Camel’s share growth were gains on the brand’s menthol and core styles. “Camel’s menthol styles increased 0.3 percentage points in 2008,” Delen said. “This was boosted by strong performance from Camel Crush, an innovation that offers adult smokers the option of regular or menthol with each cigarette.” Camel’s core styles were upgraded in the first quarter of 2008, with new packaging and smoother blends.
Camel streamlined its offerings during the year by discontinuing nine non-core styles. There were significantly higher levels of competitive promotion in the first half. And the first-half comparison was also negatively impacted by higher volume in the prior-year period due to the launch of several new styles. These factors contributed to a first-half volume decline of 6.7 percent. However, Camel saw significant improvement in the second half, with volume declining less than 1 percent.
R.J. Reynolds expanded Camel Snus to major metropolitan markets across the country in 2008 and is making it available nationally in the first quarter of 2009. A smoke-free, spitless tobacco product that comes in a small pouch, Camel Snus is available in two styles — Frost and Mellow.
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“The appeal of Camel Snus is especially strong among adult cigarette smokers, who are using it when they can’t or choose not to smoke,” Delen said. “We’ve learned that over time smokers use Camel Snus more frequently as they smoke fewer cigarettes, so we believe that this product has great potential.”
During the fourth quarter, R.J. Reynolds announced that it will introduce Camel Dissolvables, a new line of smoke-free products that fully dissolve in the mouth. These products — Camel Sticks, Strips and Orbs — will be introduced in lead markets beginning in the first quarter of 2009.
Pall Mall, R.J. Reynolds’ other growth brand, posted strong volume and share gains in 2008. Refinements in the brand’s promotional strategy are generating higher levels of trial and conversion. Pall Mall, a value brand that offers more puffs per cigarette, gained half a share point and increased volume by 20.8 percent for the full year. Its fourth-quarter share was 3.1 percent, up 0.9 share points from the prior-year quarter. Pall Mall has grown share every year since it was repositioned as a value brand in 2001.
Delen said that R.J. Reynolds asked the vendor that provides retail market-share data to R.J. Reynolds to revise its sampling model, beginning in 2009, to better reflect the current retail environment. “As a result,” he said, “we expect to see some changes to the reported market share of our brands, but we don’t expect any significant share-trend shifts.”
He noted that R.J. Reynolds’ 2008 restructuring will reduce costs throughout the company and will create a leaner organization more intensely centered on opportunities with the greatest potential for profitable growth. He said that cost savings from the restructuring are already being realized.
“R.J. Reynolds continues to deliver solid performance,” Delen said. “In 2008, we further refined our strategies and streamlined our structure. Our focus on strengthening our core business and our ability to adapt to changing marketplace demands will serve us well as we move ahead.”
Conwood
“Conwood had another excellent year, posting record profits in 2008,” said William M. Rosson, who retired Feb. 1 as Conwood’s president and chief executive officer. “We increased margins, delivered double-digit volume growth and strengthened the powerful platform of Grizzly, our flagship brand.”
Excluding non-cash trademark impairment charges, Conwood’s adjusted operating income in the fourth quarter was $99 million, up 17.5 percent from the prior-year period. Adjusted full-year profits of $374 million rose 8.8 percent on higher volume and pricing. Even with investments to launch two new Grizzly styles in the first quarter, the company’s full-year adjusted operating margin was up 0.4 percentage points at 51.8 percent.
The moist-snuff category’s strong momentum produced volume growth of more than 7 percent in 2008, and Grizzly captured half of all category growth.
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Conwood’s full-year moist-snuff volume jumped 13.4 percent to 335 million cans on the strong performance of Grizzly, which continued to deliver double-digit volume gains despite further narrowing of the price gap between premium and value brands.
In 2008, Conwood led price increases in the moist-snuff value segment for the third straight year. Conwood’s price increases, coupled with higher levels of competitive discounting and promotion, have closed the price gap by about 50 cents a can at retail during the past two years.
“The gap has closed to about two dollars a can, and we believe that it will close more, but we still expect to see strong growth across the entire Grizzly family,” Rosson said. “That’s because Grizzly is a high-quality product, and its growth is based on much more than price.”
Grizzly’s share of 23.3 percent for the full year was 2.2 percentage points higher than its 2007 share. With a fourth-quarter share of 24.1 percent, Grizzly ended the year as the nation’s best-selling moist-snuff brand. Gains across the Grizzly brand family pushed Conwood’s total share of shipments to 27.7 percent in 2008, up 1.7 percentage points from the prior year.
Driving Grizzly’s 2008 growth was the very successful national introduction of two new styles in the first quarter — Grizzly Snuff and Grizzly Wintergreen Pouches.
“We developed both these Grizzly styles to create a strong presence in segments where the brand did not compete, and the performance of both of them has been outstanding,” Rosson said. Grizzly Snuff had a full-year share of 0.9 percent and Grizzly Wintergreen Pouches captured half a share point.
Building on its pouch success, Grizzly is launching mint and straight styles in the first quarter of 2009. With these styles, Grizzly is establishing a strong platform in the rapidly growing pouch market.
Turning to the company’s premium Kodiak brand, Rosson said that packaging and promotion upgrades helped to moderate the brand’s volume decline in 2008 despite increased levels of competitive promotion.
“Conwood remains focused on strengthening its position in the premium category, and it is exploring opportunities for additional profitable growth,” Rosson said.
“Conwood had another strong year in 2008,” he said. “We expect to see increased competition in 2009, but we are confident that Conwood’s many strengths position the company well for continued success.”
Financial Update
“I’m pleased with our 2008 performance and the progress we made through the year,” said Thomas R. Adams, RAI’s chief financial officer. “RAI’s results demonstrate the strength of our business and our total-tobacco model.”
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“A great example of this was R.J. Reynolds’ results for the year. Despite an 8.4 percent decline in total cigarette volume, the company increased adjusted operating income and significantly improved its adjusted operating margin while it eliminated some low-margin and non-core products, and continued to improve efficiency across the business,” Adams said.
“Conwood’s resilience was evident as well,” he said. “Even as the price gap continued to narrow, the company increased earnings, margins and share on the strength of double-digit moist-snuff volume growth.”
In the fourth quarter, RAI reported a pre-tax, long-term investment impairment of $33 million. In addition, R.J. Reynolds and Conwood reported non-cash, pre-tax trademark impairment charges. R.J. Reynolds took charges of $3 million on two non-support brands, while Conwood’s charges of $142 million included $74 million on the Kodiak brand, with the remainder primarily on loose-leaf brands.
Adams said that RAI recorded $90 million in restructuring charges in 2008. The restructuring will generate cost savings that will grow to $55 million annually by 2011.
Adams noted that RAI’s strong cash flow and balance sheet, and its conservative approach, provide financial flexibility. Given the company’s cash flow, low leverage ratio and manageable debt maturities, RAI has no need to access the credit markets to fund operations. At the end of the year, the company had $2.6 billion in cash, primarily invested in short-term treasuries.
“We remain committed to returning value to our shareholders,” Adams said. In 2008, RAI maintained its annualized dividend of $3.40 per share, and its target payout ratio of 75 percent of net income.
During the year, RAI bought $207 million of its shares under the current $350 million share-repurchase program, which ends in April. To preserve liquidity, RAI did not make any stock purchases in the fourth quarter.
“We expect 2009 to pose additional challenges and opportunities,” Adams said. “However, our companies have strong core brands, innovations and productivity initiatives. Those factors, coupled with RAI’s financial strength and the commitment of our employees and leadership teams, provide a good foundation to sustain our success.”
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CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2008 results at 9:30 a.m. Eastern Time on Wednesday, Feb. 11, 2009. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing 888-211-9963 (toll-free) or 913-312-0377 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties, described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the recent federal excise tax increase, and the possible regulation of tobacco products by the FDA;

•	the possibility of further restrictions or bans on the use of certain flavorings, including menthol, in tobacco products, or the use of certain flavor descriptors in the marketing of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies,
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including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s revolving credit facility and decreased availability of money market funds;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; and Santa Fe Natural Tobacco Company, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales, external	$2,047	$2,097	$8,377	$8,516
Net sales, related party	130	133	468	507

Net sales	2,177	2,230	8,845	9,023
Cost of products sold	1,165	1,192	4,863	4,960
Selling, general and administrative expenses	352	450	1,500	1,687
Amortization expense	6	6	22	23
Restructuring charges	(1)	—	90	—
Trademark impairment charges	145	65	318	65

Operating income	510	517	2,052	2,288
Interest and debt expense	67	81	275	338
Interest income	(9)	(40)	(60)	(134)
Gain on termination of joint venture	—	—	(328)	—
Other expense, net	34	3	37	11

Income from continuing operations before income taxes and extraordinary item	418	473	2,128	2,073
Provision for income taxes	160	176	790	766

Income from continuing operations before extraordinary item	258	297	1,338	1,307
Extraordinary item — gain on acquisition (1)	—	—	—	1

Net income	$258	$297	$1,338	$1,308

Basic income per share:
Income from continuing operations before extraordinary item	$0.89	$1.01	$4.58	$4.44

Net income	$0.89	$1.01	$4.58	$4.44

Diluted income per share:
Income from continuing operations before extraordinary item	$0.89	$1.01	$4.57	$4.43

Net income	$0.89	$1.01	$4.57	$4.43

Basic weighted average shares, in thousands	290,533	294,178	292,445	294,385

Diluted weighted average shares, in thousands	291,139	294,771	293,074	294,889

Segment data:
Net sales:
RJR Tobacco (2)(3)	$1,880	$1,950	$7,678	$7,945
Conwood	187	175	723	670
All Other (2)(3)	110	105	444	408

	$2,177	$2,230	$8,845	$9,023

Operating income:
RJR Tobacco (2)(3)	$525	$457	$1,756	$1,940
Conwood	(43)	52	232	312
All Other (2)(3)	41	35	153	142
Corporate	(13)	(27)	(89)	(106)

	510	$517	$2,052	$2,288

Supplemental information:
Excise tax expense	$461	$482	$1,890	$2,026
Master settlement agreement and other state settlement expense	$624	$676	$2,703	$2,821
Federal tobacco buyout expense	$63	$52	$249	$255

(1)	Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

(2)	All periods adjusted to reflect the transfer on January 1, 2008, of the contract manufacturing business into the RJR Tobacco segment from All Other.

(3)	All periods adjusted to reflect the transfer on January 1, 2008, of the super premium brands, including DUNHILL and STATE EXPRESS 555, into All Other from the RJR Tobacco segment.

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended December 31,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$510	$258	$0.89	$517	$297	$1.01
The GAAP results include the following expense (income):
Restructuring charges	(1)	—	—	—	—	—
Trademark impairment charges	145	91	0.31	65	41	0.14
Long-term investment impairment charge	—	21	0.07	—	—	—

Total adjustments	144	112	0.38	65	41	0.14

Adjusted results	$654	$370	$1.27	$582	$338	$1.15

	Twelve Months Ended December 31,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$2,052	$1,338	$4.57	$2,288	$1,308	$4.43
The GAAP results include the following expense (income):
Restructuring charges	90	57	0.19	—	—	—
Trademark impairment charges	318	200	0.68	65	41	0.14
Gain on termination of joint venture	—	(210)	(0.71)	—	—	—
Long-term investment impairment charge	—	21	0.07	—	—	—
Extraordinary gain on acquisition	—	—	—	—	(1)	—

Total adjustments	408	68	0.23	65	40	0.14

Adjusted results	$2,460	$1,406	$4.80	$2,353	$1,348	$4.57

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$2,578	$2,215
Short-term investments	23	377
Other current assets	2,418	2,400
Trademarks and other intangible assets, net	3,270	3,609
Goodwill	8,174	8,174
Other noncurrent assets	1,691	1,854

	$18,154	$18,629

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,321	$2,449
Other current liabilities	1,602	1,454
Long-term debt (less current maturities)	4,486	4,515
Deferred income taxes, net	282	1,184
Long-term retirement benefits (less current portion)	2,836	1,167
Other noncurrent liabilities	390	394
Shareholders’ equity	6,237	7,466

	$18,154	$18,629

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Proforma Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R.J. Reynolds’ segment results have been adjusted to reflect the January 1, 2008 transfer of the contract manufacturing business from All Other, and the transfer of super premium brands, including DUNHILL and STATE EXPRESS 555, to All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended December 31,
	2008		2007
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood

GAAP operating income	$525	$(43)	$457	$52

The GAAP results include the following expense:
Trademark impairment charges	3	142	33	32

Total adjustments	3	142	33	32

Adjusted operating income	$528	$99	$490	$84

	Twelve Months Ended December 31,
	2008			2007
	R.J. Reynolds		Conwood	R.J. Reynolds	Conwood
GAAP operating income	$1,756		$232	$1,940	$312

The GAAP results include the following expense:
Restructuring charges	81	*	—	—	—
Trademark impairment charges	176		142	33	32

Total adjustments	257		142	33	32

Adjusted operating results	$2,013		$374	$1,973	$344

*	RAI and its operating companies recorded aggregate restructuring charges of $90 million during 2008.

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2008	2007	Units	%	2008	2007	Units	%
Camel (filter styles)	5.6	5.8	(0.1)	-2.5%	23.3	24.2	(0.9)	-3.8%
Pall Mall	2.3	1.8	0.5	30.3%	8.6	7.1	1.5	20.8%

Total growth brands	7.9	7.5	0.4	5.3%	31.8	31.3	0.5	1.7%

Total support brands	11.2	12.4	(1.2)	-9.7%	46.6	52.0	(5.4)	-10.3%

Total non-support brands	2.6	3.2	(0.6)	-20.1%	11.0	14.3	(3.3)	-23.3%

Total R.J. Reynolds domestic	21.6	23.1	(1.4)	-6.3%	89.5	97.6	(8.2)	-8.4%

Total premium	13.4	14.4	(1.0)	-6.7%	55.9	60.9	(5.0)	-8.2%
Total value	8.2	8.7	(0.5)	-5.6%	33.5	36.7	(3.2)	-8.7%
Premium/total mix	62.0%	62.3%	-0.3%		62.5%	62.4%	0.1%

Industry	83.6	86.5	(2.9)	-3.3%	345.3	357.2	(11.9)	-3.3%
Premium	60.9	61.8	(0.9)	-1.4%	251.1	259.9	(8.9)	-3.4%
Value	22.7	24.7	(2.0)	-8.1%	94.2	97.3	(3.0)	-3.1%
Premium/total mix	72.8%	71.4%	1.4%		72.7%	72.8%	-0.1%
RETAIL SHARE OF MARKET:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	Change	2008	2007	Change
Camel (filter styles)	8.1%	7.9%	0.3	8.0%	7.8%	0.3
Pall Mall	3.1%	2.2%	0.9	2.6%	2.1%	0.5

Total growth brands	11.3%	10.1%	1.2	10.7%	9.9%	0.8

Total support brands	13.3%	14.4%	(1.0)	13.8%	14.7%	(0.9)

Total non-support brands	3.4%	4.1%	(0.7)	3.6%	4.4%	(0.8)

Total R.J. Reynolds domestic	28.0%	28.5%	(0.6)	28.1%	29.0%	(1.0)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Kool, Winston, Salem, Doral, Capri and Misty.
Industry volume data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2008	2007	Units	%	2008	2007	Units	%

Kodiak	11.5	13.4	(1.9)	-13.9%	51.0	53.2	(2.2)	-4.2%
Other premium	0.7	0.8	(0.1)	-6.5%	2.8	3.2	(0.4)	-12.5%

Total premium	12.2	14.2	(2.0)	-13.6%	53.8	56.4	(2.6)	-4.5%

Grizzly	73.9	62.1	11.8	19.1%	279.6	237.0	42.6	18.0%
Other price-value	0.3	0.4	(0.1)	-25.0%	1.7	2.2	(0.5)	-22.7%

Total price-value	74.2	62.5	11.7	18.7%	281.3	239.2	42.1	17.6%

Total moist snuff cans	86.4	76.7	9.7	12.7%	335.2	295.6	39.5	13.4%

SHARE OF SHIPMENTS:	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	Change	2008	2007	Change

Kodiak	3.7%	4.4%	(0.7)	4.0%	4.4%	(0.4)
Total premium	4.0%	4.6%	(0.6)	4.3%	4.7%	(0.4)

Grizzly	24.1%	21.9%	2.2	23.3%	21.1%	2.2
Total price-value	24.2%	22.1%	2.1	23.4%	21.3%	2.1

Total Conwood	28.2%	26.7%	1.5	27.7%	26.0%	1.7
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.